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                                                                      EXHIBIT 12

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (in thousands except ratio)

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

                                                                                YEAR ENDED
                                                       1998          1997          1996          1995          1994
                                                     --------      --------      --------      --------      --------


Income before income taxes                           $117,922      $104,077      $ 71,240      $ 49,817      $ 36,396
Dividends and other received from
nonconsolidated affiliates                              9,168         4,624        10,430         1,432            --
                                                     --------      --------      --------      --------      --------
Total                                                 127,090       108,701        81,670        51,249        36,396
Fixed Charges:
     Interest expense                                 135,766        75,076        30,080        20,752         7,669
     Amortization of loan fees                          2,220         1,451           506         1,004            82
     Interest portion of rentals                       16,044         6,120           424           361           262
                                                     --------      --------      --------      --------      --------
     Total fixed charges                              154,030        82,647        31,010        22,117         8,013
Preferred stock dividends:
     Tax effect of preferred dividends                     --            --            --            --            --
     After tax preferred dividends                         --            --            --            --            --
                                                     --------      --------      --------      --------      --------
     Total fixed charges and preferred dividends      154,030        82,647        31,010        22,117         8,013
                                                     --------      --------      --------      --------      --------
Total earnings available for payment of
fixed charges                                        $281,120      $191,348      $112,680      $ 73,366      $ 44,409
                                                     ========      ========      ========      ========      ========
Ratio of earnings to fixed charges                       1.83          2.32          3.63          3.32          5.54
Rental fees and charges                              $200,550      $ 76,500      $  5,299      $  4,510      $  3,273
Interest rate                                               8%            8%            8%            8%            8%
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